Exhibit 107

Calculation of Filing Fee Tables
424(b)(5)
(Form Type)

Acadia Realty Trust
(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common shares of beneficial interest, par value $0.001	457(r)	5,750,000	$23.25	$133,687,500	0.0001531	$20,467.56
Carry Forward Securities N/A
	Total Offering Amounts					$133,687,500		20,467.56
	Total Fees Previously Paid							0.00
	Total Fee Offsets							$0.00
		Net Fee Due						$20,467.56

(1) Assumes exercise in full of the underwriters’ option to purchaser up to 750,000 additional common shares.

(2)  The filing fee, calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, has been transmitted to the Securities and Exchange Commission in connection with the securities offered by means of this prospectus supplement. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on November 7, 2023 (File No. 275356).